UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported):  July 20, 2012

BLACKSANDS PETROLEUM, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-51427	20-1740044
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Bering, Suite 250, Houston, Texas 77057
(Address of principal executive offices)

Registrant’s telephone number, including area code: (713) 554-4490

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.0  Entry into a Material Definitive Agreement.

Item 2.0  Completion of Acquisition or Disposition of Assets.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 20, 2012, Blacksands Petroleum, Inc. (the “Company”) entered into aContribution Agreement(the “Contribution Agreement”), by and among the Company, ApClark, LLC, a wholly-owned subsidiary of the Company (“ApClark”) and KP-RAHR Ventures III, LLC (“KP Ventures”), pursuant to which (i) the Company contributed $1,000 and certain of the Company’s oil and gas assets to ApClark in consideration of 1,000 shares of Class A Membership Units of ApClark (the “Class A Membership Units”) and (ii) KP Ventures contributedapproximately $2,600,000 (the “KP Ventures Cash Consideration”) to ApClark in consideration of 1,000 shares of Class B Non-Voting Convertible Preferred Membership Units of ApClark (the “Class B Membership Units” and the transaction, the “Asset Transaction”).  KP Ventures has the option to contribute additional funds to ApClark, up to an aggregate of $7,600,000, for no further equity consideration.

In connection with the Contribution Agreement, the Company entered into a Company Agreement (the “Operating Agreement”) governing the operations of ApClark and defining various rights of the Company and KP Ventures.

Pursuant to the Operating Agreement, KP Ventures shall receive a preferred return of 12% per annum (the “Preferred Return”) on the KP Ventures Cash Consideration until such time as the KP Ventures Cash Consideration is repaid.  Once the KP Ventures Cash Consideration is repaid, including all accrued Preferred Returns, the Class B Membership Units shall automatically convert into Class C Non-Voting Net Profit Membership Units (the “Class C Membership Units”), which represent a non-dilutable“Net Profits” interest (“NPI”) in ApClark and the assets owned by ApClark and a percentage of all outstanding membership units of ApClark initially equal to the NPI.  The amount of the NPI granted depends on when the KP Ventures Cash Consideration and Preferred Return is paid, as follows:

Date of Repayment in Full	NPI %

On or prior to six month anniversary	7.5%
After six months but on or prior to two year anniversary	15%
After two years but on or prior to three year anniversary	20%
After three years	50%

The Company will be responsible for the operations of ApClark and has the right to appoint the sole director of ApClark, provided that, the consent of KP Ventures is required in certain situations, including, but not limited to: expanding the scope of the business; admit additional members or transfer of membership units; approve annual budget; any merger or sale of all or substantially all of the assets of ApClark; voluntary liquidation, dissolution or winding up of ApClark; and to make any cash distributions.

In addition, the Company entered into a Pledge Agreement (the “Pledge Agreement”)pursuant to which it pledgedthe Class A Membership Units to KP Ventures to secure the Company’s obligations and performance thereunder and under the Contribution Agreement and Operating Agreement, which such Class A Membership Units shall be held pursuant to an escrow agreement.

Previously, the Company entered into a security agreement, dated as of September 27, 2011, pursuant to which, as security for the repayment of promissory notes in the principal face amount of $3,000,000 (the “Notes”), issued to Silver Bullet Property Holdings SDN BHD (“Silver Bullet”) a first priority security interest (the “Security Interest”) in certain of the assets of the Company that were contributed to ApClark pursuant to the Contribution Agreement (the “Pledged Assets”).  In connection with the Asset Transaction, the Company, ApClark, Silver Bullet and KP Ventures entered into a subordination agreement (the “Subordination Agreement”), pursuant to which Silver Bullet subordinated its Security Interest to KP Ventures, so that KP Ventures would have a first priority interest in the Pledged Assets until KP Ventures is repaid the KP Ventures Cash Consideration and Preferred Return.  In addition, the Company previously granted Silver Bullet a “net profits” interest of 9% on the Pledged Assets (the “Silver Bullet NPI”), which Silver Bullet NPI was capped at 25% of the outstanding principal and accrued interest owed under the Notes (the “Silver Bullet NPI Limitation”).

As consideration for Silver Bullet to enter into the Subordination Agreement, the Company agreed to increase the interest on the Notes to 12% per annumand remove the Silver Bullet NPI Limitation so there is no cap on the maximum amount of Silver Bullet NPI that Silver Bullet can receive.

In addition, Blacksands has commenced fracture stimulation procedures on the Livestock 18-1 and Livestock 7-1 wells.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

10.01	Contribution Agreement, dated as of July 20, 2012, by and amongBlacksands Petroleum, Inc.,ApClark, LLC and KP-RAHR Ventures III, LLC

10.02	Company Agreement of ApClark, LLC, dated as of July 20, 2012, by and between Blacksands Petroleum, Inc. and KP-RAHR Ventures III, LLC

10.03	Pledge Agreement, dated as of July 20, 2012, by and between Blacksands Petroleum, Inc. and KP-RAHR Ventures III, LLC

10.04	Escrow Agreement for Pledge of Membership Interest, dated as of July 20, 2012, by and among Blacksands Petroleum, Inc., KP-RAHR Ventures III, LLC and The Strong Firm P.C.

10.05	Subordination Agreement, dated as of July 20, 2012, by and among KP-RAHR Ventures III, LLC, Silver Bullet Property Holdings SDN BHD, Blacksands Petroleum, Inc. andApClark, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACKSANDS PETROLEUM, INC.

Dated: July 26, 2012	BY:	/s/ DONALD GIANNATTASIO
Donald Giannattasio Chief Financial Officer